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                                                                     EXHIBIT 5.1

                               [VJG letterhead]



                                August 17, 1998


Board of Directors
IAS Communications, Inc.

Gentlemen:

     We have acted as counsel to IAS Communications, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance of up to 3,000,000 shares of Common Stock (the "Shares"), which are issuable upon conversion of the Company's 8% Redeemable Convertible Debentures (the "Debentures") and exercise of Warrants (the "Warrants"), both issued or to be issued pursuant to Subscription Agreement dated as of July 15, 1998, between the Company and Augustine Fund LP. We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such corporate records and other documents as we deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

     2. The Shares have been duly reserved for issuance upon conversion of the Debentures and exercise of the Warrants, and when issued upon such conversion or exercise in accordance with the terms of the Debentures or Warrants and in accordance with the terms of the Company's Articles of Incorporation and Bylaws, the Shares will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ VANDEBERG JOHNSON & GANDARA